SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 6, 2017

RGC RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Virginia	000-26591	54-1909697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

519 Kimball Ave., N.E. Roanoke, Virginia	24016
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 540-777-4427

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 6, 2017, the shareholders of RGC Resources, Inc. (the “Company”) adopted the RGC Resources, Inc. Restricted Stock Plan (the “Restricted Stock Plan”) and the reservation of 300,000 shares of the Company's common stock to be issuable as awards under the Restricted Stock Plan.
The Restricted Stock Plan is intended to provide equity incentives to the Company's key employees and be the successor to the Company's (i) Key Employee Stock Option Plan and (ii) Stock Bonus Plan. The Key Employee Stock Option Plan, however, will continue in force in respect of previously granted options with 24,000 options available for issue.
The Company's Compensation Committee will administer and interpret the Restricted Stock Plan with its Board of Directors also having authority to exercise any and all powers of the Compensation Committee. The Compensation Committee shall grant awards of restricted stock at such times and in such amounts and with such restrictions as it determines in its discretion. Eligible employees under the Restricted Stock Plan will be those officers or management employees designated by the Compensation Committee in its discretion.
300,000 shares of the Company's common stock would be issuable as awards under the Restricted Stock Plan. Any canceled or forfeited shares of an award would be available for reissuance. This number is subject to adjustment by the Compensation Committee in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the Company's corporate structure.
Each restricted stock award will be evidenced by an agreement with the recipient. The agreement shall set forth the "Vesting Period" and "Restriction Period" for the award and any other conditions or restrictions that the Compensation Committee deems advisable, including requirements established pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Internal Revenue Code and any securities trading system or stock exchange upon which such restricted shares are listed.
The "Vesting Period" for an award represents substantial risk of forfeiture until certain dates, at which time such shares or a portion of such shares shall begin to "vest" over time and no longer be subject to a substantial risk of forfeiture. The default Vesting Period for an award shall be three years with one-third of the shares vesting on the first, second and third anniversaries of the effective date of the award, respectively, unless the Compensation Committee establishes otherwise. If a recipient resigns or is otherwise terminated from employment with the Company prior to the end of the Vesting Period, he or she would forfeit all interest to his or her unvested shares of restricted stock granted in an award. Unless otherwise established in an award agreement by the Compensation Committee, in the event of a recipient's death, disability or normal retirement (as considered under the Company's defined benefit pension plan), all of the awarded shares shall vest and no longer be subject to a substantial risk of forfeiture. Likewise, all awarded shares shall vest in the event of a change in control, as defined in the recipient's agreement with the Company that relates to recipient's compensation and benefits upon the occurrence of a change in ownership of the Company or similar event.
The "Restricted Period" for an award represents a period during which the recipient may not transfer, sell, pledge, assign, or otherwise alienate or hypothecate shares of restricted stock, and all cash dividends on such shares must be re-invested in the Company's common stock (with the same restrictions as the award). Unless the Compensation Committee otherwise determines, the Restricted Period shall apply so long as shares of restricted stock are unvested and thereafter apply to 75% of such vested shares unless the recipient satisfies the following minimum levels of ownership of the Company's common stock:

President, CEO	300% of annual base salary
CFO, COO	200% of annual base salary
Vice President	150% of annual base salary

The Compensation Committee will use its discretion to determine when and how such minimum levels are measured. Once a recipient satisfies the minimum level of ownership or once a recipient is no longer employed by the Company, the Restricted Period will no longer be applicable to vested shares. A change in control will not affect the Restricted Period.
The Restricted Stock Plan is attached hereto as Exhibit 10.1. The foregoing description of the Restricted Stock Plan is qualified in its entirety by reference to the full text of the plan.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
10.1	RGC Resources, Inc. Restricted Stock Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RGC RESOURCES, INC.

Date: February 9, 2017	By:	/s/ Paul W. Nester

Paul W. Nester
Vice President, Secretary, Treasurer and CFO